Exhibit 99.1

Schnitzer Reports Second Quarter 2014 Financial Results

Significant Improvement in Metals Recycling Business Performance Sequentially

Productivity Initiatives Tracking Ahead of Schedule – Overall Savings Target Increased to $40 Million

PORTLAND, Ore.--(BUSINESS WIRE)--April 3, 2014--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported adjusted earnings per share of $0.13 and earnings per share of $0.07 for its fiscal 2014 second quarter ended February 28, 2014. Adjusted results for the second quarter exclude $3 million, or $0.06 per share, of restructuring, other exit-related and asset impairment charges. In the second quarter of fiscal 2013, the Company reported adjusted earnings per share of $0.36 and earnings per share of $0.32 which included a release of deferred tax valuation allowances and other discrete tax benefits.

Our Metals Recycling Business delivered a substantial increase in adjusted operating income per ferrous ton of $11 compared to $1 in the previous quarter. Stronger ferrous selling prices early in the second quarter, and benefits from our productivity improvement and cost reduction programs more than offset the adverse impacts of weaker export demand and severe winter weather. Our Auto Parts Business experienced seasonally weaker retail sales which were further impacted by extreme weather conditions in the Midwest and on the East Coast. Our Steel Manufacturing Business achieved a sequential increase in profitability as it continued to benefit from steady demand for construction products on the West Coast and from production efficiencies.

The Company previously announced a target of $30 million of savings, 70% of which were to be achieved by the end of fiscal 2014. These savings are tracking ahead of schedule with $6 million achieved in the second quarter. The Company has identified an additional $10 million of annualized savings, primarily within selling, general and administrative activities, which increases our overall savings target to $40 million, of which we expect to achieve 70% by the end of fiscal 2014.

Summary Results
($ in millions, except per share amounts)
	Quarter
	2Q14	1Q14	2Q13
Revenues	$626	$588	$662

Operating Income (Loss)	$7	$(4)	$11
Other Asset Impairment Charges	1	—	—
Restructuring Charges	2	2	2
Adjusted Operating Income (Loss)(1)	$10	$(2)	$13

Net Income (Loss) attributable to SSI	$2	$(6)	$9

Adjusted Net Income (Loss) attributable to SSI(1)	$3	$(5)	$10

Net Income (Loss) per share attributable to SSI	$0.07	$(0.23)	$0.32

Adjusted diluted EPS attributable to SSI(1)	$0.13	$(0.18)	$0.36

(1) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

“We are pleased to see the benefits of our productivity improvement and cost reduction programs reflected in our second quarter results," said Tamara Lundgren, President and Chief Executive Officer. "Despite volatile market conditions and severe winter weather, strong operational performance in our Metals Recycling Business enabled us to increase sales volumes sequentially. In our Auto Parts Business, second quarter performance reflected a seasonal decline in retail sales, particularly in regions which were impacted by the harsh winter weather conditions. In our Steel Manufacturing Business, solid demand and stable pricing for our finished steel products reflected continued improvement in the West Coast construction markets. Through our overall business performance and our disciplined focus on working capital management, we delivered another quarter of positive operating cash flow."

Key business drivers during the second quarter of fiscal 2014:

  Metals Recycling Business (MRB) generated $12 million of adjusted operating income, or $11 of adjusted operating income per ton. The sequential improvement reflects higher average ferrous selling prices, increased volumes, productivity savings and benefits from average inventory accounting.
  Auto Parts Business (APB) delivered operating income of $5 million and margin of 7%, excluding new sites operating for twelve months or less. Performance was primarily impacted by lower seasonal retail sales on a sequential basis. New sites added in the last twelve months incurred operating losses of $1 million.
  Steel Manufacturing Business (SMB) operating income of $4 million reflected steady demand in the West Coast markets and solid execution on productivity initiatives.

Metals Recycling Business

Summary of Metals Recycling Business Results
($ in millions, except selling prices; Fe volumes 000s long tons; NFe volumes Ms lbs)

	Quarter
	2Q14	1Q14	Change	2Q13	Change
Total Revenues	$536	$490	9%	$576	(7)%

Ferrous Revenues	$409	$370	11%	$443	(8)%
Ferrous Volumes	1,029	978	5%	1,103	(7)%
Avg. Net Ferrous Sales Prices ($/LT)(1)	$365	$348	5%	$372	(2)%

Nonferrous Revenues	$121	$113	7%	$125	(4)%
Nonferrous Volumes	136	124	10%	126	8%
Avg. Net Nonferrous Sales Prices ($/lb)(1)	$0.86	$0.89	(3)%	$0.97	(11)%

Operating Income(2)	$11	$1	1,697%	$14	(25)%
Other Asset Impairment Charges	1	—	NM	—	NM

Adjusted Operating Income(3)	$12	$1	1,855%	$14	(19)%
Adjusted Operating Income per Fe ton	$11	$1	1,757%	$13	(13)%

(1) Sales prices are shown net of freight.
(2) Operating income excludes the impact of restructuring charges and other exit-related costs.
(3) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
NM = Not meaningful

Sales Volumes: Ferrous sales volumes of 1 million tons in the second quarter increased 5% sequentially and nonferrous volumes of 136 million pounds increased 10%.

Export customers accounted for 68% of total ferrous sales volumes in the second quarter. Our ferrous and nonferrous products were shipped to 14 countries, with South Korea, Turkey and Indonesia being the top ferrous export destinations.

Pricing: Export selling prices were strong at the beginning of the second quarter, but decreased approximately $30 per ton during the second half of the quarter. The strong domestic market and higher export prices for shipments in December and early January led to higher average net ferrous selling prices as compared to the previous quarter. Nonferrous prices began to decline in January, resulting in slightly lower average prices sequentially.

Margins: Adjusted operating income of $11 per ferrous ton improved from $1 per ton reported in the first quarter, reflecting benefits from stronger market conditions early in the quarter, productivity improvements and cost reductions, and a favorable impact from average inventory accounting.

Auto Parts Business

Summary of Auto Parts Business Results
($ in millions)
	Quarter
	2Q14	1Q14	Change	2Q13	Change
Revenues	$76	$80	(4)%	$78	(2)%
Operating Income(1)	$5	$6	(18)%	$7	(32)%

Car Purchase Volumes (000s)	85	91	(7)%	88	(3)%
Locations (end of quarter)	61	62	(2)%	59	3%

(1) Operating income does not include the impact of restructuring charges and other exit-related costs.

Revenues: Revenues in the second quarter declined slightly sequentially, reflecting lower commodity prices in the second half of the quarter and the seasonally weaker retail sales.

Margins: Operating margins of 7%, excluding the impact of new sites added in the last twelve months, reflected seasonally weaker retail sales compared to the first quarter. During the second quarter, APB incurred $1 million of operating losses related to these new sites which lowered the reported operating margin to 6%. (See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.)

Steel Manufacturing Business

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume 000s of short tons)
	Quarter
	2Q14	1Q14	Change	2Q13	Change
Revenues	$81	$88	(8)%	$71	14%
Operating Income	$4	$2	105%	$1	243%

Avg. Net Sales Prices ($/ST)	$676	$657	3%	$690	(2)%
Finished Goods Sales Volumes	115	128	(10)%	96	20%

Sales Volumes: Finished steel sales volumes of 115 thousand tons were lower compared to the first quarter due to seasonally slower construction activity.

Pricing: Average net sales prices for finished steel products of $676 per short ton increased on a sequential basis.

Margins: Operating income of $4 million reflects higher average prices and benefits from ongoing production efficiencies which offset lower shipped volumes on a sequential basis.

Productivity Initiatives and Other Cost Reductions

We have increased targeted savings from our productivity improvement and cost reduction programs announced at the beginning of fiscal 2014. Our new savings target is $40 million, of which 70% is expected to be achieved by the end of fiscal 2014 and the remainder in fiscal 2015. Of the total, approximately $30 million represents expected benefits from productivity improvement initiatives with the remaining $10 million primarily benefiting selling, general and administration expenses. The productivity initiatives are primarily occurring in our Metals Recycling Business through a combination of headcount reductions, implementation of operational efficiencies, reduced lease costs, and other productivity improvements. The savings in selling, general and administration expenses will be achieved across Metals Recycling and Auto Parts Businesses and Corporate. Through the first half of fiscal 2014, we achieved an aggregate $10 million of benefits, which include $6 million in the second quarter. During the second quarter, we incurred $2 million of restructuring charges and other exit-related costs, or $0.04 per share, in connection with our productivity improvement and cost reduction programs.

Corporate Items

The Company's full year tax rate for fiscal 2014 is anticipated to be approximately 39%. The tax rate in the second quarter was 27.2%. This compares to a tax rate of 2.7% in the second quarter of fiscal 2013 which included a release of deferred tax valuation allowances of $2 million as well as $1 million in other discrete tax benefits.

The Company generated $46 million in operating cash flow during the first half of fiscal 2014, including $20 million in the second quarter. Net debt of $359 million at the end of the second quarter approximated the end of the first quarter in fiscal 2014. (See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.)

Analysts' Conference Call: Second Quarter of Fiscal 2014

A conference call and slide presentation to discuss results will be held today, April 3, 2014, at 11:30 a.m. EDT hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	February 28, 2014	November 30, 2013	February 28, 2013	February 28, 2014	February 28, 2013

REVENUES:

Metal Recycling Business:
Ferrous sales	$409,106	$369,555	$443,418	$778,661	$813,894
Nonferrous sales	120,833	113,154	125,255	233,987	241,856
Other sales	5,751	7,600	7,518	13,351	14,902
TOTAL MRB SALES	535,690	490,309	576,191	1,025,999	1,070,652

Auto Parts Business	76,360	79,635	78,082	155,995	147,637
Steel Manufacturing Business	81,456	88,123	71,247	169,580	163,276
Intercompany sales and eliminations	(67,359)	(70,322)	(63,310)	(137,683)	(126,535)
Total Revenues	$626,147	$587,745	$662,210	$1,213,891	$1,255,030

OPERATING INCOME (LOSS):
Adjusted Metal Recycling Business(1)	$11,533	$590	$14,158	$12,123	$19,812
Auto Parts Business	4,575	5,609	6,711	10,184	13,075
Steel Manufacturing Business	3,573	1,744	1,041	5,318	4,445
Adjusted Segment operating income(1)(2)	19,681	7,943	21,910	27,625	37,332

Corporate expense	(9,976)	(8,725)	(8,942)	(18,700)	(19,935)
Intercompany eliminations	(187)	(1,031)	(38)	(1,221)	(1,660)
Adjusted operating income (loss)	9,518	(1,813)	12,930	7,704	15,737

Other asset impairment charges	(928)	—	—	(928)	—
Restructuring charges	(2,006)	(1,812)	(1,540)	(3,819)	(3,133)
Total operating income (loss)	$6,584	$(3,625)	$11,390	$2,957	$12,604

(1) Adjusted for other asset impairment charges. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) Segment operating income excludes the impact of restructuring charges and other exit-related costs.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	February 28, 2014	November 30, 2013	February 28, 2013	February 28, 2014	February 28, 2013
Revenues	$626,147	$587,745	$662,210	$1,213,891	$1,255,030
Cost of goods sold	571,140	542,417	600,786	1,113,558	1,142,670
Selling, general and administrative	45,856	47,550	48,760	93,406	96,754
Income from joint ventures	(367)	(409)	(266)	(777)	(131)
Other asset impairment charges	928	—	—	928	—
Restructuring charges and other exit-related costs	2,006	1,812	1,540	3,819	3,133
Operating income (loss)	6,584	(3,625)	11,390	2,957	12,604
Interest expense	(2,816)	(2,702)	(2,354)	(5,517)	(4,371)
Other income (expense), net	(142)	176	(49)	33	271
Income (loss) before income taxes	3,626	(6,151)	8,987	(2,527)	8,504
Income tax benefit (expense)	(986)	784	(244)	(201)	(1,205)
Net income (loss)	2,640	(5,367)	8,743	(2,728)	7,299
Net income attributable to noncontrolling interests	(851)	(861)	(100)	(1,712)	(329)
Net income (loss) attributable to SSI	$1,789	$(6,228)	$8,643	$(4,440)	$6,970

Net income (loss) per share attributable to SSI - basic	$0.07	$(0.23)	$0.32	$(0.17)	$0.26
Net income (loss) per share attributable to SSI - diluted	$0.07	$(0.23)	$0.32	$(0.17)	$0.26

Weighted average number of common shares:
Basic	26,825	26,755	26,640	26,790	26,597
Diluted	26,947	26,755	26,781	26,790	26,751
Dividends declared per common share	$0.188	$0.188	$0.188	$0.376	$0.376

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
								Fiscal
	2Q14	1Q14	1H14	1Q13	2Q13	3Q13	4Q13	2013
Metals Recycling Business
Ferrous Selling Prices ($/LT) (1)
Domestic	$374	$356	$365	$354	$363	$367	$346	$358
Exports	361	344	353	360	374	367	332	359
Average	$365	$348	$357	$358	$372	$367	$336	$358

Ferrous Sales Volume (LT)
Domestic	328,005	322,531	650,536	279,450	260,509	314,240	288,112	1,142,311
Export	701,259	655,072	1,356,331	675,212	842,509	849,991	799,644	3,167,356
Total	1,029,264	977,603	2,006,867	954,662	1,103,018	1,164,231	1,087,756	4,309,667

Nonferrous Average Price ($/LB) (1)	$0.86	$0.89	$0.87	$0.95	$0.97	$0.94	$0.89	$0.93

Nonferrous Sales Volume (LB, in 000s)	135,935	123,941	259,876	118,931	125,500	135,256	140,755	520,442

Steel Manufacturing Business
Sales Prices ($/ST) (1) (2)
Average	$676	$657	$666	$680	$690	$687	$667	$680

Sales Volume (ST) (2)
Rebar	83,838	83,618	167,456	78,159	58,132	71,561	83,911	291,763
Coiled Products	25,656	38,322	63,978	45,533	32,130	46,088	46,334	170,085
Merchant Bar and Other	5,305	6,222	11,527	5,926	5,355	7,358	7,298	25,937
Total	114,799	128,162	242,961	129,618	95,617	125,007	137,543	487,785

Auto Parts Business
Car purchase volumes (000)	85	91	176	79	88	95	94	356
Number of self-service locations at end of quarter	61	62	61	51	59	61	61	61

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer
(2) Excludes billet sales

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	February 28, 2014	August 31, 2013
Assets
Current Assets:
Cash and cash equivalents	$20,403	$13,481
Accounts receivable, net	173,876	188,270
Inventories, net	252,849	236,049
Other current assets	31,470	29,430
Total current assets	478,598	467,230

Property, plant and equipment, net	537,187	564,426

Goodwill and other assets	367,984	373,856

Total assets	$1,383,769	$1,405,512

Liabilities and Equity
Current liabilities:
Short-term borrowings	$696	$9,174
Other current liabilities	152,125	156,960
Total current liabilities	152,821	166,134

Long-term debt	378,217	372,663

Other long-term liabilities	85,954	85,516

Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	761,496	776,558
Noncontrolling interests	5,281	4,641
Total equity	766,777	781,199
Total liabilities and equity	$1,383,769	$1,405,512

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under SEC rules such as adjusted operating income (loss), adjusted operating income for MRB, adjusted net income (loss) attributable to SSI, adjusted diluted earnings per share attributable to SSI, operating income margin for APB stores owned more than a year and debt, net of cash. As required by SEC rules, the Company has provided reconciliations of these measures to the most directly comparable U.S. GAAP measures. Management believes that each of the foregoing adjusted non-GAAP financial measures provides a meaningful presentation of the Company's results from its core business operations excluding adjustments for restructuring and other exit-related costs and other impairment charges that are not related to the Company's ongoing core business operations and improves the period-to-period comparability of the Company's results from its core business operations. In addition, management believes that the non-GAAP financial measure relating to the Auto Parts Business new stores impact provides a meaningful presentation of the operating segment's results by excluding operating results relating to newly added stores and thus improves period-to-period comparability of the results of the segment's core business. Management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Operating Income (Loss)
($ in millions)	Quarter
	2Q14	1Q14	2Q13
Consolidated Operating Income (Loss):
Operating Income (Loss)	$7	$(4)	$11
Other Asset Impairment Charges	1	—	—
Restructuring Charges and Other Exit-Related Costs	2	2	2
Adjusted Operating Income (Loss)	$10	$(2)	$13

MRB Operating Income:
Operating Income	$11	$1	$14
Other Asset Impairment Charges	1	—	—
Adjusted Operating Income	$12	$1	$14

Net Income (Loss) attributable to SSI
($ in millions)	Quarter
	2Q14	1Q14	2Q13
Net Income (Loss) attributable to SSI	$2	$(6)	$9
Other Asset Impairment Charges, net of tax	1	—	—
Restructuring Charges and Other Exit-related Costs, net of tax	1	1	1
Adjusted Net Income (Loss) attributable to SSI(1)	$3	$(5)	$10

Diluted Earnings per share attributable to SSI
($ per share)	Quarter
	2Q14	1Q14	2Q13
Net Income (Loss) per share attributable to SSI	$0.07	$(0.23)	$0.32
Other Asset Impairment Charges, net of tax, per share	0.02	—	—
Restructuring Charges and Other Exit-related Costs, net of tax, per share	0.04	0.05	0.04
Adjusted Diluted EPS attributable to SSI	$0.13	$(0.18)	$0.36
(1) Does not foot due to rounding

Debt, Net of Cash
	February 28, 2014	August 31, 2013
Short-term borrowings	$696	$9,174
Long-term debt, net of current maturities	378,217	372,663
Total debt	378,913	381,837
Less: cash and cash equivalents	20,403	13,481
Total debt, net of cash	$358,510	$368,356
Auto Parts Business New Stores Impact
($ in millions)	2Q14
	Existing Stores(1)	New Stores(2)	Reported
Revenues(3)	$72	$5	$76
Operating Income (Loss)(3)	$5	$(1)	$5
Operating Income Margin	7%	NM	6%
Car Purchase Volumes (000)	74	11	85

	1Q14
	Existing Stores(1)	New Stores(2)	Reported
Revenues	$71	$9	$80
Operating Income (Loss)(3)	$6	$(1)	$6
Operating Income Margin	9%	NM	7%
Car Purchase Volumes (000)	80	11	91

(1) Existing Stores represents APB operations for stores owned for more than one year.
(2) New Stores represent new acquisitions, or greenfield development, operating for one year or less.
(3) Does not foot due to rounding
NM = Not meaningful

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with operating facilities located in 14 states, Puerto Rico and Western Canada. The business has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its self-service facilities located in 16 states and Western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 108th year of operations in 2014.

Safe Harbor for Forward Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references to “we,” “our,” “us” and “SSI” refer to the Company and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; strategic direction; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; expected results, including pricing, sales volumes and profitability; obligations under our retirement plans; benefits, savings or additional costs from business realignment and cost containment programs; and the adequacy of accruals.

When used in this report, the words “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “could,” “opinions,” “forecasts,” “future,” “forward,” “potential,” “probable,” and similar expressions are intended to identify forward-looking statements.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases and public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of our most recent annual report on Form 10-K and quarterly report on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site; the impact of general economic conditions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; difficulties associated with acquisitions and integration of acquired businesses; the impact of goodwill impairment charges; the impact of long-lived asset impairment charges; the realization of expected cost reductions related to restructuring initiatives; the inability of customers to fulfill their contractual obligations; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of the consolidation in the steel industry; the impact of imports of foreign steel into the U.S.; inability to realize expected benefits from investments in technology; freight rates and availability of transportation; impact of equipment upgrades and failures on production; product liability claims; the impact of impairment of our deferred tax assets; costs associated with compliance with environmental regulations; the adverse impact of climate change; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com
or
Media Relations:
Tom Zelenka, 503-323-2821
tzelenka@schn.com